Exhibit 99.1

Abbas Hussain Joins Moderna’s Board of Directors

Hussain brings more than 35 years of commercial leadership and operating experience in healthcare, most recently serving as CEO of Vifor Pharma

As former Global President of GSK, Pharmaceuticals and Vaccines, Hussain brings significant global vaccine commercialization experience in emerging and mature markets, along with significant Board of Directors expertise

CAMBRIDGE, MA / October 2, 2024 / Moderna, Inc. (NASDAQ:MRNA) today announced that Abbas Hussain, former Chief Executive Officer of Vifor Pharma, has joined Moderna’s Board of Directors, effective October 2, 2024.

“As Moderna accelerates our global commercialization efforts, Abbas is a tremendous addition to our Board,” said Noubar Afeyan, Co-Founder and Chairman of Moderna. “With decades of leadership in vaccines and pharmaceuticals across both mature and emerging markets, Abbas brings invaluable strategic insights and global operational expertise. We are excited to welcome him and look forward to benefiting from his experience as we drive continued growth and innovation.”

“I am honored to join the Board of Directors at Moderna, a company that is at the forefront of groundbreaking medical innovations," said Abbas Hussain. "Moderna’s pioneering research and its expanding global presence have already made a profound impact on public health worldwide. I am excited to contribute to its future, confident that even greater advancements lie ahead."

“As we advance our mission to deliver the greatest possible impact to people through mRNA medicines, Abbas's more than 35 years of leadership in healthcare will be invaluable as we continue to strengthen our commercial organization and launch innovative products," said Stéphane Bancel, Chief Executive Officer of Moderna. "We are fortunate to welcome Abbas to the Moderna Board, and I look forward to collaborating closely with him."

Mr. Hussain most recently served as Chief Executive Officer of Vifor Pharma from 2021 to 2023. Prior to that, he served in various leadership roles at GlaxoSmithKline, most recently as Global President, Pharmaceuticals & Vaccines. Earlier in his career, Mr. Hussain held various global leadership roles at Eli Lilly and Company.

Mr. Hussain currently holds various non-executive director and advisory roles, including Chairman of Asceneuron SA, Director for Mallinckrodt Pharmaceuticals and Alfasigma SpA, and Advisor to 4Bio Capital. He previously served on the boards of Cochlear Limited, CSL, Teva Pharmaceutical and Immunocore.

Mr. Hussain holds a BSc from the Loughborough Institute of Technology.

About Moderna

Moderna is a leader in the creation of the field of mRNA medicine. Through the advancement of mRNA technology, Moderna is reimagining how medicines are made and transforming how we treat and prevent disease for everyone. By working at the intersection of science, technology and health for more than a decade, the company has developed medicines at unprecedented speed and efficiency, including one of the earliest and most effective COVID-19 vaccines.

Moderna's mRNA platform has enabled the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and autoimmune diseases. With a unique culture and a global team driven by the Moderna values and mindsets to responsibly change the future of human health, Moderna strives to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X (formerly Twitter), Facebook, Instagram, YouTube and LinkedIn.

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Moderna Contacts
Media:
Chris Ridley
Head, Global Media Relations
+1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.